Exhibit 107

Calculation of Filing Fee Table

Form S-1/A

(Form Type)

IMAC Holdings, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value(3)	Rule 457(c)	35,007,025	$1.05	$36,757,025	0.0001531	$5,628.00

Previously Paid								$2,952.00
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$36,757,025	0.0001531	$5,628.00
	Total Fees Previously Paid							$2,952.00
	Total Fee Offsets							$0
	Net Fees Due							$2,676.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, (the “Securities Act”) using the average of the high and low sale prices on January 23, 2025 of $1.05 as reported on the Nasdaq Capital Market.

(2)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or similar transactions.